Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 400 Berwyn Park, 899 Cassatt Road Berwyn, PA 19312-1183

troutman.com

July 8, 2021

Five Below, Inc.

701 Market Street

Suite 300

Philadelphia, Pennsylvania 19106

Re:	Registration Statement on Form S-8

We serve as counsel to Five Below, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration by the Company of $25,000,000 of deferred compensation obligations (the “Obligations”), which may be incurred under the Five Below, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) and the filing of a registration statement on Form S-8 relating to the Obligations (the “Registration Statement”). As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below.

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Plan and such other agreements, instruments and documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on certain representations of officers of the Company.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

The Plan, in its Section 1, states that it is intended to be “an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). For the purpose of this opinion, in addition to the assumptions referenced in the preceding paragraph, we have assumed that (1) the Plan is indeed “an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees” and (2) the Plan and was duly adopted.

By its express terms, participation in the Plan results in a deferral of income by employees for periods that may extend to the termination of employment or beyond. Accordingly, the Plan is an “employee pension benefit plan” within the meaning of section 3(3) of ERISA. An employee pension benefit plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees is subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements. Further, the operation of the Plan pursuant to its written terms will not cause the Plan to fail to comply with parts 1 or 5 of Title I of ERISA.

Based on the foregoing, we are of the opinion that the Obligations, when incurred under the terms of the Plan, will be valid and binding obligations of the Company, and we are of the opinion that the provisions of the written document constituting the Plan comply with the applicable requirements of ERISA.

The Plan is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code of 1986, as amended.

The opinion expressed herein is limited to Title I of ERISA and the laws of the Commonwealth of Pennsylvania. This opinion letter is issued as of the date hereof and is limited to the laws now in effect and in all respects is subject to and may be limited by future legislation, as well as by future case law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP